Exhibit (2)(a)

Dated February 3, 1995




(1) THE QUAKER OATS COMPANY

- - and -


(2) DALGETY PLC









__________________________
Agreement for the sale
and purchase of the
European Pet Foods Business
of The Quaker Oats Company
__________________________







ASHURST MORRIS CRISP
Broadwalk House
5 Appold Street
London EC2A 2HA

Tel:  0171-638-1111

Fax:  0171-972-7990

                                   CONTENTS

CLAUSES                                                PAGES
1.   INTERPRETATION                                      1

2.   SALE AND PURCHASE                                  11

3.   CONDITIONS                                         11

4.   CONSIDERATION                                      12

5.   PERIOD PENDING COMPLETION                          13

6.   COMPLETION                                         13

7.   RESTRICTIONS                                       18

8.   LIABILITIES AND EXCLUDED LIABILITIES               20

9.   DEBTORS                                            20

10.  CONTRACTS                                          20

11.  COMPLETION ACCOUNTS                                21

12.  EMPLOYEES                                          24

13.  WARRANTIES                                         26

14.  PURCHASER'S UNDERTAKINGS AND WARRANTIES            32

15.  PENSIONS                                           33

16.  VALUE ADDED TAX                                    33

17.  ANNOUNCEMENTS                                      34

18.  COSTS                                              34

19.  ASSIGNMENT                                         35

20.  EFFECT OF COMPLETION                               35

21.  ACTION AFTER COMPLETION                            35

22.  PROVISION OF BUSINESS INFORMATION                  36

23.  CONFIDENTIALITY                                    36

24.  ENTIRE AGREEMENT                                   37

25.  WAIVER, AMENDMENT                                  37

26.  FURTHER ASSURANCES AND ACCESS                      37

27.  NOTICES                                            38

28.  COUNTERPARTS                                       38

29.  GOVERNING LAW AND SUBMISSION TO JURISDICTION       38

30.  INVALIDITY                                         39

SCHEDULE 1
Particulars relating to the Companies                   40

SCHEDULE 2
Particulars relating to the Subsidiaries                42

SCHEDULE 3
Warranties                                              45

SCHEDULE 4
Deed of Tax Indemnity                                   62

SCHEDULE 5
The Properties                                          76

SCHEDULE 6
Pensions                                                85

SCHEDULE 7
Transfer Details                                        86

SCHEDULE 8
Apportionment of Consideration                          87

SCHEDULE 9
Employees  of  the Vendor's  Group  for  the            88
purposes of Clause 1.10

SCHEDULE 10
The Restricted Territory                                89

SCHEDULE 11
Matters requiring Purchaser's consent                   90

THIS AGREEMENT is made the 3rd day of February 1995 BETWEEN:

(1) THE QUAKER OATS COMPANY, a corporation organised and existing under the laws of the State of New Jersey, USA, of Quaker Tower, 321 North Clark Street, Chicago, Illinois, USA ("Quaker"); and

(2) DALGETY PLC, (a company incorporated in England and Wales with registered number 19739) whose registered office is at 100 George Street, London W1H 5RH, England (the "Purchaser").

WHEREAS:

(A) Quaker is the parent corporation (direct or indirect) of those corporate entities whose names are set out in column 1 of Part I of Schedule 7 (together with Quaker, the "Share Vendors") and in column 1 of Part II of Schedule 7 (together, the "Asset Vendors") (the Asset Vendors and the Share Vendors being collectively the "Vendors"). The Share Vendors are the owners of the entire issued share capitals of the Companies.

(B) The Asset Vendors, the Companies and the Subsidiaries together carry on the entire business in Europe of Quaker of the manufacture and sale of cat and dog food and related products (including cat litter) (the "Business").

(C) Quaker has agreed to sell, or procure the sale of, and the Purchaser has agreed to purchase, or procure the purchase of, the Business on the terms and subject to the conditions set out in this Agreement, such sale and purchase to be effected by way of:

(1)  a sale of the Asset Businesses as going concerns by the Asset Vendors; and

(2)  a sale of the Shares by the Share Vendors.

IT IS HEREBY AGREED as follows:

1.   INTERPRETATION

1.1 The following provisions shall have effect for the interpretation of this Agreement.

1.2 The following words and expressions shall, unless the context otherwise requires, have the following meanings:

"Accounts Date"          30th June 1994;

"Adjusted Current Invested Capital" - an amount equal to the aggregate value of debtors, stock and prepaid expenses, other receivables (to the extent not otherwise included in the value of debtors), sums due from employees, miscellaneous investments and non-current receivables, in each case of the Business as at the Completion Date, less the aggregate value of creditors and accruals for bonuses and profit sharing and other accrued liabilities, in each case of the Business as at the Completion Date, as determined or agreed in accordance with Clause 11;

"Adjusted Current Invested capital Statement" - the state of Adjusted Current Invested Capital to be prepared in accordance with Clause 11.3:

"Agreed Form" - in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

"Asset Businesses" - the businesses forming part of the Business which are carried on by the Asset Vendors in Europe comprising, inter alia, the Assets and the following functions:

Finance,   Management   information  Services,  Human   Resources,   Commercial
Logistics, Offices and Administrative Services and Sales,

carried on by the Asset Vendors insofar as those functions relate directly to the Business or (other than in relation to Quaker Italy) relate to both the business and any other business(es) of the Asset Vendors and which are carried out by the persons set out in the list in the Agreed form headed "Assumed employees";

"Assets" - the Goodwill, Books and Records, benefit and burden of the Contracts, Debtors, Intellectual Property, Fixed Plant, Loose Plant, Properties, benefit and burden of the Shared Contracts and Stock, together with the benefit of all insurance policies of the Asset Vendors prior to Completion insofar as they relate to other Assets (but save to the extent that such benefits relate to Assets which have been replaced or losses which have been made good prior to Completion), all other assets and rights primarily used in or for the purposes of the Asset Businesses and the benefit of any claims primarily relating to the Asset Businesses, other than the Excluded Assets, but excluding any such items disposed of in the ordinary course of business prior to Completion;

"associated company" - has the meaning set out in section 416 et seq. T.A.;

"Assumed Employees: - those employees primarily engaged in the Asset Businesses including (save in the case of Quaker Italy) those employees engaged in shared functions as at Completion together with any other person to whom the Regulations apply in connection with the sale of the Asset Businesses hereunder, the names of such employees at 30th November 1994 being set out in the list in the Agreed Form;

"Books and Records" - all books and records of the Asset Vendors relating exclusively to the Asset Businesses, together with copies of such other books and records as are used to run the Asset Businesses, including without limitation employee records relating to the Assumed Employees, all documents and other material (including all forms of computer or machine readable material) containing or relating to information used to run the Asset Businesses (whether or not confidential and in whatever form held) including all formulae, designs, specifications, drawings, data, manuals and instructions and all customer lists, marketing information, correspondence and files;

"business day" - any day on which banks in London and in New York are generally open for business;

"CAA" - the Capital Allowances Act 1990;

"Companies" - the companies details of which are set out in Schedule 1 which expression shall, for the purposes of Schedule 3, include the Subsidiaries;

"Completion" - the completion of the sale and purchase of the Shares and the Asset Businesses in accordance with Clause 6;

"Completion Date" - the date on which Completion occurs;

"Conditions" - the conditions set out in Clause 3.1 of this Agreement;

"Consideration" - the consideration for the Shares and the Asset Businesses as specified in Clause 4;

"Contracts" - all contracts, agreements and arrangements (together with collective labour agreements insofar as they relate to the Assumed Employees (which are wholly or partly unperformed at the completion Date exclusively relating to the Asset Businesses and to which any Asset Vendor is a party or the benefit and burden of which is held in trust for or has been assigned to any such person, including (without limitation) those identified in the list in the Agreed Form headed "Contracts and Shared Contracts";

"Covenants" - the convenants and undertakings given by the Vendor's Group pursuant to Clause 7;

"Creditors" - those amounts owed by the Asset Vendors in connection with the Asset Business as at the Completion Date in respect of trade bills payable and trade creditors;

"Debtors" - those amounts owed to the Asset Vendors in connection with the Asset Businesses as at the Completion Date in respect of trade debtors and trade bills receivable;

"Deed  of  Tax  Indemnity" - a deed of tax indemnity in the  form  set  out  in
Schedule 4;

"Disclosure Letter" - a letter of today's date together with the attachments thereto addressed by Quaker to the Purchaser disclosing exceptions to the Warranties;

"distribution" - a distribution as defined by Sections 209 to 211 (inclusive) T.A. and Section 418 T.A.;

"Encumbrance" - any mortgage, charge (whether fixed or floating), pledge, lien, security interest or other third party right or interest (legal or equitable) over or in respect of the relevant asset, security or right;

"Environmental Warranties" - the Warranties set out in Part J of Schedule 3;

"Excluded Assets" - all assets or rights and the benefit of any claims of the Asset Vendors consisting of or comprised in the following:

(a)  cash in hand and at bank;

(b) all tax refunds, tax prepayments and insurance prepayments, all other claims and rights to recovery not primarily relating to the Asset Businesses, all claims and rights to recovery in respect of litigation prior to Completion, and the benefit of all insurance policies of the Asset Businesses save insofar as they relate to Assets;

(c) any interest whatsoever in the "Quaker", "OTA" or "Chiari and Forti" trade names or trademarks, Quaker's corporate device or any other design element or logo primarily associated with any such trade names or trademarks;

(d)  the freehold property at Via Monte Rosa 21, Milan;

(e) all insurance policies and all rights and benefits thereunder relating to periods after Completion;

(f) all statutory books and statutory records of the Asset Vendors other than the Books and Records; and

(g) all assets of the Asset Vendors relating primarily to businesses of the Asset Vendors other than the Asset Businesses;

"Excluded Liabilities" - the following liabilities of the Asset Vendors of the Business at the Completion Date:

(a)  all liabilities of the Asset Vendors to Tax;

(b) any intercompany debt or other liability or obligation between any Asset Vendor and any other member of the Vendor's Group other than in the ordinary course of trading;

(c) all amounts owed to any third party by way of overdraft or other borrowings;

(d) all product liability claims relating to products manufactured by the Asset Vendors prior to the Completion Date, but only to the extent that such claims do not arise from the storage or handling of such products after Completion; and

(e) all liabilities of Asset Vendors which do not relate primarily to the asset Businesses;

"Financial Statements" - the packs of financial statements in the Agreed Form in relation to the business as at the Accounts Date;

"Fixed Plant" - the fixed plant, machinery, equipment and tooling used or intended for use primarily in the Asset Businesses attached or fixed to the Properties;

"Goodwill" - the goodwill relating primarily to the Asset Business (but for the avoidance of doubt excluding the goodwill attaching to any Excluded Assets) together with the exclusive right for the Members of the Purchaser's Group to represent themselves as carrying on the Asset Businesses in succession to the Asset Vendors;

"holding company" - has the meaning set out in Section 736 Companies Act 1985;

"Intellectual   Property"   -   the  registered  intellectual   property   (and
applications for registration of intellectual property) in the list in the Agreed Form headed Intellectual Property together with:

(a) all inventions of the Asset Vendors used in the Asset Businesses whether or not capable of protection by patent or registration;

(b)  all know-how of the Asset Vendors used in the Asset Businesses;

(c) all copyright, moral rights, design rights, unregistered trade marks, and all other intellectual property rights of the asset Vendors used in the Asset Businesses; and

(d) all registered trade marks (and applications for registration of the share) of the Vendors which are identical or confusingly similar to any registered trade marks in the list headed Intellectual Property referred to above, irrespective of the product or territory within the Restricted Territory for which such mark is registered or applied for, and all rights of the Asset Vendors against third parties in respect of any of the foregoing but excluding (a) any rights in the "Quaker", "OTA" and "Chiari & Forti" names and Quaker, OTA and/or Chiari & Forti logos and (b) Licenced Intellectual Property;

"Intellectual Property Assignments" - the assignments of Intellectual Property in the Agreed Form;

"IPRs" - patents, trade secrets, trade marks, names or signs, designs (whether registered or unregistered and applications for any such right), copyright, know-how, marketing information and other intellectual property and related rights having similar effect but in each case only in the Restricted Territory;

"Liabilities" - all liabilities of the Asset Vendors relating primarily to the Asset Businesses as at Completion including the Creditors but excluding the Excluded Liabilities;

"Licensed Intellectual Property" - all IPRs (excluding trade marks) relating to the patents, copyright in software, know how, trade secrets and other confidential information used in the manufacture and/or distribution of products of the Asset Businesses or of the businesses of the Companies as at Completion or in the 6 month period prior to Completion but which are or may be also used or have been used in the six month period prior to Completion in any other business of the Vendor's Group as at Completion;

"Loose Plant" - the moveable plant, machinery, equipment, tooling, computers, furniture, fittings, spare parts, maintenance equipment, computer and communication equipment and vehicles primarily used or intended for use in the Asset Businesses but excluding any such items disposed of by the Asset Vendors in the ordinary course of business prior to Completion;

"Market Financial Statements" - the strong brand reporting statements and the pet food division management reporting statements in the Agreed Form in relation to the Business as at the Accounts Date;

"Properties" - the properties described in Schedule 5 or any part or parts thereof and Property shall mean any one of them;

"Purchaser's Accountant" - Price Waterhouse;

"Purchaser's Group" - those subsidiary undertakings of the Purchaser whose names are set out in column 2 of Schedule 7 and "Member of the Purchaser's Group" shall be construed accordingly;

"Purchaser's Solicitors" - Slaughter and May, 35 Basinghall Street, London EC2V 5DB;

"Quaker Italy" - Quaker Chiari & Forti S.p.A.

"Regulations" - all regulations issued by relevant Member States giving effect to European Commission Directive 77/187/EEC of 14th February 1977;

"Restricted Business" - the business of the manufacture and sale of cat and dog food products and cat litter;

"Restricted Products" - cat and dog food products and cat litter;

"Restricted Territory" - within each of the countries, territories and areas shown in Schedule 10;

"Retained Businesses" - the businesses of the Retained Group immediately following Completion;

"Retained Group" - together Quaker Oats Limited, Quaker Oats B.V., Quaker Italy and Quaker Oats Beteiligungsgesellschaft mbH together with those entities to which the non-pet foods businesses of Quaker France S.A., OTA A/S and Svenska OTA A/S are transferred prior to Completion in accordance with Clause 26.3;

"Shares" - the issued shares in the capital of each of the Companies specified in Schedule 1;

"Shared Contracts" - those contracts, agreements and arrangements which are wholly or partly unperformed at the Completion Date which relate in part to the Asset Businesses and in part to other businesses of the Vendor's Group including (without limitation) those set out in the list in the Agreed Form headed "Contracts and Shared Contracts" but excluding such contracts, agreements and arrangements of Quaker Italy;

"Standard Allocation Rationale" - the methodology used by the Business in each relevant jurisdiction in allocating values of each of the line items included in the Financial Statements (other than Stock) to those of the Business and the Retained Businesses;

"Stock" - the stock in trade, ingredients, raw materials, packaging materials, promotional materials, work in progress and finished goods acquired or produced exclusively in the course of the Asset Businesses at the Properties or elsewhere as at Completion;

"Stock Units" - the stock units in the Purchaser to be issued pursuant to the Underwriting Agreement;

"Subsidiary" - has the meaning set out in Section 736 Companies Act 1985;

"Subsidiary" - a subsidiary or subsidiary undertaking of any Company;

"subsidiary undertaking" - has the meaning set out in Section 258 Companies Act 1985 as amended by Companies Act 1989;

"Tax" - any tax, and any duty, impost, levy or charge in the nature of tax, (including without limitation social security contributions) whether domestic or foreign, and any fine, penalty or interest connected therewith;

"Tax Authority" - any relevant authority of any relevant country for the purposes of Tax;

"T.A." - the Income and Corporation Taxes Act 1988;

"Transitional Services Agreements" - the agreements to be entered into at Completion pursuant to, and incorporating the terms set out in, the Framework Agreement (being the framework agreement between the parties hereto of even date in the Agreed Form) in relation to certain services to be provided thereunder;

"Underwriting Agreement" - the underwriting agreement in the Agreed Form;

"Value Added Tax" or "VAT" - any Tax charged under the V.A.T.A. or its equivalent in a foreign jurisdiction;

"V.A.T.A." - the Value Added Tax Act 1994;

"Vendor's Accountants" - Arthur Andersen & Company;

"Vendor's Group" - Quaker and its subsidiaries, subsidiary undertakings and associated companies from time to time but excluding the Companies and the Subsidiaries;

"Vendor's Scheme" - as defined in Schedule 6;

"Vendors" Scheme" - as defined in Schedule 6;

"Vendors" Solicitors" - Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

"Warranties" - the warranties set out in Schedule 3; and

"Wider Purchaser's Group" - the Purchaser and its subsidiaries, subsidiary undertakings and associated companies from time to time.

1.3 References to "F.A." followed by a stated year mean the Finance Act of the year.

1.4 Words, expressions and abbreviations defined in the Deed of Tax Indemnity shall have the share meanings in this Agreement and Clause 1.2 of the Deed of Tax Indemnity shall apply to this Agreement.

1.5 References to the parties hereto include the respective successors in title to substantially the whole of their respective undertakings.

1.6 References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

1.7 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time before the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation before the date hereof.

1.8 Headings to clauses, sub-clauses and paragraphs and descriptive notes in brackets relating to provisions of taxation statutes are for information only and shall not form part of the operative provisions of this Agreement and shall be ignored in construing the share.

1.9 References to Recitals, Clauses or Schedules are to recitals to, clauses of schedules to this Agreement. The Recitals and Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Recitals and the Schedules.

1.10 Where any Warranty refers to the awareness of Quaker (or similar qualification) Quaker shall be deemed to have only such awareness as it would have at the date hereof after making reasonable enquiries into the subject matter of that Warranty with each of the persons whose names are set out in
Schedule 9.

1.11 Share as otherwise specified, all references to dates and times shall be deemed to be references to London times and dates. All payments to be made pursuant to this Agreement shall be made in US$, save in respect of payments pursuant to Schedule 6 which shall be made in the currency of the country in question.

1.12 References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13 General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.   SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions of this Agreement and set out in Schedule 7:

(a) Quaker shall sell or procure the sale of, as beneficial owner, and the Purchaser shall purchase or procure the purchase of, all of the Shares, in each case free from any Encumbrances and together with all accrued benefits and rights attaching thereto Completion; and

(b) Quaker shall procure the sale of, as beneficial owner (save where Assets are subject to retention of title provisions), and the Purchaser shall procure the purchase of, the Asset Businesses and the Assets.

2.2 For the avoidance of doubt, nothing in this Agreement shall have the effect of transferring any trade name or other intellectual property right whatsoever in or including the words or the names "Quaker", "OTA" and "Chiari & Forti" in any of their variations.

2.3 The Purchaser agrees to accept, assume and take over, or procure the acceptance, assumption and taking over of the Liabilities with effect from Completion.

2.4 Risk in, title to and possession and use of the Assets shall pass to the relevant Member of the Purchaser's Group upon and with effect from Completion. Quaker undertakes to maintain in place until completion all existing insurance policies, or policies providing compatible levels of cover, relating to the business, including those relating to the Asset Businesses and the assets of the Companies and the Subsidiaries.

3.   CONDITIONS

3.1. Completion of the purchase of the Business is conditional upon the fulfillment of each of the Conditions as follows:

(a) the Purchaser having received by 30th November 1995 confirmation (actual or deemed) from the European Commission pursuant to Articles 6, 8 or 10 of Council Regulation 4064/89 of the European Communities that the acquisition of the business (including any ancillary restrictions within the meaning of Commission Notice 14/8/90) fulfills, without a requirement for material modification or amendment thereto, the conditions of Article 2(2) of such Regulation (and for these purposes, "material" shall mean of an extent such that the party (or either of them) being required to accept the effect of such modification or amendment can reasonably demonstrate that it would have a material impact on the business or on the acquisition or sale of the Business or on the existing businesses of the Vendor's Group or the Wider Purchaser's Group);

(b) the passing at a duly convened and held general meeting of the Purchaser of a resolution in the Agreed Form, inter alia, to approve the arrangements in this Agreement, to increase the Purchaser's authorised share capital and grant the directors of the Purchaser authority to allot shares, and to approve the despatch of the provisional allotment letters in respect of the Stock Units;

(c) the Council of the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange") agreeing to admit the Stock Units to the Official List (subject only to allotment and listing) and such admission becoming effective in accordance with paragraph 7.1 of the Listing Rules thereof; and

(d) the Underwriting Agreement having become unconditional in all respects and not having been terminated in accordance with its terms.

3.2 If the Conditions have not been fulfilled on or before 30th November 1995 the respective obligations of the parties hereunder shall cease and, except in relation to any breach of any provision of this Agreement prior thereto, neither party shall have any claim against the other party.

3.3 The Purchaser and Quaker shall use their respective reasonable endeavours to procure, insofar as each is able, that the Conditions are satisfied as soon as practicable after the date of this Agreement. Each of the Purchaser and Quaker agrees to supply promptly to the other (subject to an appropriate undertaking as to confidentiality) all such information as the other may reasonably request for the purposes of satisfying the Conditions.

4.   CONSIDERATION

4.1  The Consideration shall be the aggregate of:

(a)  US$700,000,000; plus or minus (as the case may be)

(b) the amount by which the Adjusted Current Invested Capital exceeds or falls short of US $53,200,000, provided that no adjustment shall be made unless such excess or shortfall amounts to US $3 million or more, which sum shall be apportioned among the Shares, the Assets and the Covenants as set out in Schedule 8.

4.2 Of the Consideration, US$700,000,000 (subject to Clause 6.6) shall be paid on Completion in accordance with the provisions of paragraph (a) of Clause 6.5, and the balance (if any) shall be satisfied in accordance with Clause 11.3.

4.3 The Consideration shall be paid by the Purchaser to Quaker and the receipt of Quaker therefor shall constitute a good discharge to the Purchaser.

5.   PERIOD PENDING COMPLETION

5.1 Quaker convenants with the Purchaser to procure that the Business is conducted in the ordinary course, as theretofore conducted, between the date hereof and Completion.

5.2 In particular, but without limitation to the generality of Clause 5.1, the matters listed in Schedule 11 shall require the prior consent in writing of the Purchaser. Quaker further undertakes with the Purchaser, insofar as the share is within its power, to use all reasonable endeavours to procure that, save for changes arising in the ordinary course of business, the Warranties continue to be correct at all times up to and including Completion and, as regards that part of the Business carried on by Quaker Oats B.V., the Dutch Completion.

5.3 For the avoidance of doubt, Quaker shall have no liability in the event that any of the Warranties shall become incorrect at any time up to and including Completion, save to the extent that Quaker fails to comply with its undertaking in Clause 5.2 or as specifically provided in Clause 13.1.

5.4 Quaker will procure that, with effect from a date no later than Completion, the Business of Quaker Latz GmbH and Orata GmbH shall be merged into Quaker Beteiligungsgesellschaft mbh. The Purchaser acknowledges that the provisions of this Clause 5 shall not apply to such merger.

6.   COMPLETION

6.1 Completion shall take place not later than 10:00 a.m. on the later of 24th April 1995 and the twenty-first business day following the date when the last of the Conditions shall have been fulfilled or waived, at the offices of Quaker's lawyers in each relevant jurisdiction or at such other places as the parties may agree. All matters effected at Completion shall be deemed to take place simultaneously and no delivery of any document shall be deemed to have taken place until all transactions and deliveries of documents shall have been effected.

6.2 On Completion, Quaker shall deliver to or procure the delivery to or make available to the Purchaser:

(a)   (i)   transfers  in common form relating to all the  Deferred  Shares  in
Quaker Limited duly executed in favour of the Purchaser, or as it may direct, together with the share certificates relating to such Deferred Shares; and

   (ii)  share warrants relating to all the Ordinary Shares in Quaker Limited;

(b) ordres de mouvements in respect of the Shares in Quaker France S.A. duly executed in favour of the Purchaser, or as it may direct;

(c) share certificates relating to the Shares of OTA A/S duly endorsed by Grocery International Holdings Inc;

(d) the Books and Records, the books and records, lists of customers and suppliers, books of account, financial and other records in whatsoever medium stored of each of the Companies and the Subsidiaries;

(e) the Loose Plant and all other Assets hereby agreed to be sold title to which can be transferred by delivery;

(f) effective written resignations in the Agreed Forms executed as their respective deeds of such of the directors and the secretaries (where relevant) of the Companies and the Subsidiaries as the Purchaser may notify to Quaker not less than 10 business days prior to Completion from their offices as director or secretary of the Companies or the Subsidiaries;

(g) the written resignations of the auditors of the Companies and of each of the Subsidiaries together, where relevant, with a letter from the auditors of the relevant Company or Subsidiary containing a statement in accordance with
s.394 of the Companies Act 1985 or the local equivalent (if appropriate);

(h) the Intellectual Property Assignments duly executed in favour of the relevant Members of the Purchaser's Group;

(i)   the  Common  Seals (where applicable), Certificates of Incorporation  and
Statutory Books, Share Certificate Books, cheque books and all copies of constitutional documents of the Companies and the Subsidiaries;

(j) the Transitional Services Agreements duly executed by the relevant Members of the Vendor's Group;

(k)  the Deed of Tax Indemnity duly executed by Quaker;

(l) all title deeds and other relevant documents relating to the Properties necessary to prove the title of the relevant Asset Vendor, company or Subsidiary;

(m) duly executed transfers (where appropriate) of each share in the Subsidiaries not registered in the name of the Companies or the Subsidiaries in favour of the Purchaser, or as it may direct;

(n) share certificates (duly endorsed where appropriate) relating in all of the issued shares of each of the Subsidiaries; and

(o) a certified copy of the minutes of a meeting of the Board of Directors of Quaker authorising the execution of this Agreement and approving all matters in connection with the execution of this Agreement.

6.3 At Completion (and prior to the taking effect of the resignations of the directors referred to in Clause 6.2(f)) Quaker shall procure the passing of Board or Shareholder Resolutions of the companies and each of the Subsidiaries:

(a) sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares and any shares to which Clause 6.2 (m) refers;

(b) appointing such persons as the Purchaser may nominate to be the directors and secretary (where applicable) of the Companies and the Subsidiaries;

(c) revoking all mandates to bankers and giving authority in favour of the directors appointed under paragraph (b) above or such other persons as the Purchaser may nominate to operate the bank accounts thereof;

(d) resolving that the registered office of each of the Companies and that of each of the Subsidiaries be changed to such address as the Purchaser may notify to Quaker not less than 10 days prior to Completion; and

(e) changing the accounting reference date of each of the Companies and that of each of the Subsidiaries to 30th June.

6.4 The parties shall procure that, at or as soon as practicable following Completion, the names of those Companies and Subsidiaries which include "Quaker" in their names are changed to such names (not including the name
"Quaker" or "OTA") as the Purchaser may reasonable notify to Quaker not less than 10 days prior to Completion.

6.5 Upon compliance by Quaker with the provisions of Clauses 6.2 and 6.3 the Purchaser shall:

(a)   (subject  to Clauses 6.6 and 6.7) satisfy that part of the  Consideration due on Completion by (I) the transfer by Completion of the sum of US$700,000,000 to an account at such branch in London of such bank in New York as Quaker and the Purchaser shall agree not less than 5 business days prior to completion, (ii) the instruction by the Purchaser to such bank to transfer the sum of US$700,000,000 to such account at that branch as Quaker shall have notified to the Purchaser not less than 5 business days prior to Completion and
(iii) Quaker receiving confirmation from such bank that such sum is held to the account of Quaker in immediately available funds;

(b)   deliver to Quaker duly executed counterparts of the Intellectual Property
Assignments,  the  Transitional  Services  Agreements  and  the  Deed  of   Tax
Indemnity; and

(c) deliver to Quaker a certified copy of the minutes of a meeting of the Board of Directors of the Purchaser authorising the execution of this Agreement and approving all matters in connection with the execution of this Agreement.

6.6 The parties agree to use all reasonable endeavours to procure that the consultation and notification processes referred to in Clause 12.6(a) are completed as soon as practicable and in any event within six months of Completion. If such processes have not been completed by the due date for Completion, the parties agree that:

(a) Dutch Completion shall be delayed and excluded from Completion on such date (but without prejudice to Completion of the sale and purchase of the remainder of the Business, and the provisions of Clause 6 shall apply accordingly);

(b) on such due date for Completion, the Purchaser shall pay, or procure the payment of, a sum equal to the Dutch Consideration into the Escrow Account; and

(c)  Dutch Completion shall take place not later than the earlier of:

(i) 10:00 a.m. London time on the fifth business day following the date on which the processes referred to in Clause 12.6(a) shall have been completed (which shall be the date on which the relevant Works Council or other representative body shall have advised positively with respect to the transaction hereby contemplated or has forfeited or waived its right to appeal with respect to the decision of the parties to proceed, as the case may be); and

(ii) six months from the Completion Date (or the next following business day if such day is not a business day),

and the relevant provisions of Clause 6 shall apply accordingly.

6.7   the  parties  shall instruct the bank (the "Bank") at  which  the  Escrow
Account  is  held  to  arrange  payment  on  Dutch  Completion  of  the   Dutch
Consideration to Quaker and payment of interest accrued thereon to the Purchaser and, upon delivery of the Assets in the Netherlands of Quaker Oats B.V., Quaker is hereby irrevocably authorised by the Purchaser to instruct the Bank accordingly on its behalf. For the purposes of this Clause 6.7, the following terms shall have the following meanings:

"Dutch Completion" - completion of the sale and purchase of that part of the Business carried on in the Netherlands by Quaker Oats B.V.;

"Dutch   Consideration"  -  US$124,000,000  (being   equal   to   the   initial
Consideration payable in respect of that part of the business which is carried on in the Netherlands by Quaker Oats B.V.); and

"Escrow Account" - an interest bearing account with the bank specified under Clause 6.5 (a) in the joint names of the parties.

6.8  At Completion:
(a) Quaker Italy (and Quaker shall so procure) and such person as the Purchaser shall procure shall enter into a notarial deed or deeds conveying ownership of the Assets and Liabilities of Quaker Italy and assigning the leasehold office space at Via Monte Rosa 21, Milan, to the Purchaser or as it direct;

(b) the parties shall deliver a Deed of Title being the notarial true copy of the deed of transfer of the Properties in the Netherlands, duly executed by Quaker Oats B.V. and such person as the Purchaser may procure, on which the land register ("Kadastu") has marked its registration of such transfer; and

(c) the parties shall enter into such other deeds and documents as may be reasonably necessary and reasonably practicable at Completion to vest in the Purchaser's Group the full legal and beneficial interest to the Assets (save as otherwise contemplated by this Agreement).

6.9.1 Quaker shall procure that, at completion, all intercompany debts or other liabilities and obligations between any of the Companies or Subsidiaries and any other member of the Vendor's Group, other than those arising in the ordinary course of trading, shall be discharged.

6.9.2 Prior to Completion, Quaker shall be entitled to procure that any amounts owing to any Member of the Vendor's Group by the Companies and the Subsidiaries shall be repaid. To the extent that, at Completion, the Companies and the Subsidiaries shall have an aggregate cash balance in excess of the aggregate of their bank debt and accrued tax liability in respect of profits of the period since 30 June 1994 at that date, the Purchaser shall, immediately following Completion, pay to Quaker an amount equal to such excess. To the extent that such aggregate cash balance is less than the aggregate of such bank debt and such accrued tax liability at that date, Quaker shall, immediately following Completion, pay to the Purchaser an amount equal to such deficit.

6.9.3 A liability for tax shall be regarded as accruing prior to Completion for the purposes of Clause 6.9.2 above to the extent that such liability would have been shown as tax payable (and not for the avoidance of doubt deferred tax) in statutory accounts drawn up at the Completion Date for the period from the Accounts Date to Completion.

6.10 At Completion the Vendor shall grant or shall procure that any relevant members of the Vendor's Group shall grant to the Purchaser's Group a royalty free perpetual irrevocable exclusive licence (with the right to assign or sublicence) to use in respect of the Business in the Restricted Territory the Licenced Intellectual Property. If reasonably requested by the Purchaser, Quaker shall, or shall procure, at the Purchaser's cost, that the relevant Member of the Vendor's Group shall execute all such documents as the Purchaser may reasonable require give effect to this licence in any parts of the restricted Territory.

6.11 Pending the registration of the Purchaser as registered proprietor of the trade marks included in the Intellectual Property, the Vendors will and/or will procure that any member of the Vendor's Group which is registered as proprietor of the said trade marks or is the applicant for registration of such trademarks will:

(i) forward to the Purchaser or Purchaser's agents all correspondence whether from the Trade Marks Registries in any part of the relevant territory or otherwise relating to the relevant trade marks;

(ii) lend or continue to lend (as necessary) their respective names to any existing or future oppositions or proceedings for infringement which the Purchaser may require to be brought against any person wrongfully using the said trade marks, subject to the Purchaser indemnifying and keeping harmless the Vendors or any member of the Vendor's Group in respect of any costs or other liability which any of them may incur or which may arise out of or in relation to future proceedings and any costs or other liability which may arise out of or in relation to existing proceedings after Completion where the Purchaser has asked for such continued assistance; and

(iii)    promptly   notify  the  Purchaser  of  any  litigation,   proceedings,
investigation or fact of which the Vendors become aware that could adversely affect the trade marks included in the Intellectual Property.

6.12 At Completion, the Purchaser shall grant to such Member of the Vendor's Group as Quaker may specify a royalty free, perpetual, irrevocable, exclusive licence (with the right to assign or sub-licence) to use the patent owned by Quaker France S.A. under application numbers 0088573 and 0088574, both filed on 28th February 1983, in any business of the Vendor's Group other than the Business anywhere in the restricted Territory. If reasonable requested by Quaker, the Purchaser shall execute at Quaker's cost all such documents as Quaker may reasonably require to give effect to this Clause 6.12.

6.13 As soon as practicable after Completion, Quaker shall effect or procure the cancellation or withdrawal of all trademarks and trade mark applications including the words "Ken-L" which are registered or applied for in the name of a member of the Vendor's Group in the Restricted Territory.

6.14 Forthwith following the date of this Agreement, the Purchaser shall notify the French Treasury, pursuant to Article 11 of French Decree No. 89-938 of 29th December 1989 as modified by French Decree No. 90-58 of 15th January 1990, of the proposed sale of Quaker France S.A. Each party shall procure that prior to Completion the Purchaser receives an acknowledgment from the French Treasury
(Direction du Tresor) that such acquisition is considered to be an European Union direct investment in France or that all appropriate notice periods are satisfied.

7.   RESTRICTIONS

7.1 Subject to Clauses 7.3 and 7.5, Quaker hereby undertakes to procure that (except as otherwise agreed in writing with the Purchaser) no member of the Vendor's Group will either solely or jointly with or on behalf of any other person:

(a) for a period of four years from the Completion Date carry on or be engaged or concerned or interested directly or indirectly within the Restricted Territory in any Restricted Business;

(b) for a period of four years from the Completion Date directly or indirectly solicit or accept (either on its own account or as the agent of any other person) the custom within the Restricted Territory of any person in respect of the sale of Restricted Products such person having been a customer of the Business in respect of such goods or services during the twelve month period prior to the Completion Date;

(c) during the period of two years (in the case of Commercial Directors, Marketing Managers, Sales Managers currently reporting to Commercial Directors, R&D Directors, Senior R&D Project Leaders and Vice-Presidents of such functions and the President of the Business) or one year (in the case of all other employees) from the Completion Date Solicit or endeavour to entice any person who was employed by any Company or Subsidiary at the completion Date or any Assumed Employee to leave the service or employment of any member of the Wider Purchaser's Group;

(d) without limitation to the provisions of this clause, in relation to any restricted business, for a period of four years from the Completion Date, use or assign or licence to any third party the use of any trade or business name, trade mark or service mark or sign used by or in the Business at any time during the two years before Completion or any name, mark or sign intended or likely to be confused with it, including (without limitation) the use of name "Quaker", "OTA" or "Chiari & Forti", in each case within the Restricted Territory;

(e) it is acknowledged by the parties that the Vendor's Group will, after Completion, hold certain trademark registrations or applications in the Restricted Territory for restricted Products and that such trademarks are derived from Quaker's pet food business in the United States which are not to be transferred pursuant to this Agreement. Quaker undertakes that it will not and will procure that no member of the Vendor's Group will sell any trademarks or applications in respect of Restricted Products to any third party save as part of a disposal of its United States pet food business;

(f) for a period of 4 years from the Completion Date register or procure registration of any trade marks including the work "Kennel" or any words confusingly similar thereto in the Restricted Territory; or

(g)  Knowingly assist any other person to do any of the foregoing things.

7.2 Quaker further undertakes to and with the Purchaser to procure that (except with the prior written consent of the Purchaser) no member of the Vendor's Group shall after the date hereof, save as required by law or the rules of any governmental or regulatory organisation or save as may be reasonably required in connection with the ongoing businesses of the Vendor's Group, use or reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings or any other confidential information relating primarily to the Business including (without limitation) sales targets and statistics, market share statistics, surveys and reports and pricing information relating to sales and purchases until such time as the share falls into the public domain otherwise than by reason of a breach of this undertaking after the date hereof.

7.3 Nothing in this Clause 7 shall in any way prevent Quaker or any member of the Vendor's Group from:

(a) holding or being interested in up to but not exceeding 10 per cent. of the issued share or loan capital of any company (or any amount of such issued share or loan capital carrying in aggregate not more than 10 per cent. of the votes which could be cast at a general meeting of such company); or

(b) acquiring or being or becoming concerned or interested in the share capital of any company or group of companies or in any business (or canvassing or soliciting orders for the sale of any Restricted Products in respect of the business of the share) if a part of the business of such company or group of companies or such business which is not a material part of the business of such company or group or business is a Restricted Business or if Quaker or the member of Vendor's Group undertakes to sell within a reasonable period such part of such company or group of companies or business; or

(c) employing any Assumed Employee or any employee of any of the Companies or the Subsidiaries who responds to advertisements placed by or on behalf of any member of the Vendor's Group where such advertisements have been placed generally and have not been specifically aimed at any such employee.

7.4 For the purposes of paragraph (b) of Clause 7.3, a part of the business of any company or any group of companies or business shall be deemed to be material if the turnover of such part for the most recent financial year for which audited accounts have been published exceeds either (a) $50 million (calculated on the basis of exchange rates prevailing at the date of such accounts) or (b) 10 per cent. of the turnover for such financial year of the business or group of businesses of the company or group of companies or business in which such part is comprised.

7.5 For the avoidance of doubt, it is acknowledged by the parties hereto that nothing in this Agreement shall in any way prevent Quaker or any other member of the Vendor's Group from carrying on a pet food and related products business, or using any IPRs not exclusively used in connection with the Asset Businesses, in the United States or anywhere else outside the Restricted Territory.

7.6 Each Covenant and/or undertaking contained in this Clause 7 shall be construed as a separate covenant and/or undertaking and if one or more of the covenants and/or undertakings contained in this Clause 7 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining convenants and/or undertakings shall continue to bind the Vendor's Group.

7.7 No provision of this Agreement, by virtue of which this Agreement is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976, shall take effect until the day after particulars of this Agreement have been furnished to the Director General of Fair Trading pursuant to Section 24 of that Act. For this purpose the expression "this Agreement" includes any agreement or arrangement of which this Agreement forms part and which is registrable or by virtue of which this Agreement is registrable.

8.   LIABILITIES AND EXCLUDED LIABILITIES

8.1 The Purchaser's Group shall, and the Purchaser undertakes to the Vendors to procure that the relevant Member of the Purchaser's Group shall:

(a)  assume liability for the Liabilities; and

(b) pay, satisfy and discharge, in accordance with their terms, all debts, liabilities and obligations incurred by the Purchaser's Group in connection with the Asset businesses and the ownership of the Assets after Completion, and with effect from Completion indemnify the vendors in respect thereof and against any and all obligations, debts, costs, claims, demands and expenses arising therefrom, or in respect of each grant given by a public authority to any Asset Vendor any and all obligations, debts, costs, claims, demands and expenses resulting from any act or omission of any Member of the Wider
Purchaser's Group otherwise than in the ordinary course of business after Completion.

8.2 The vendors shall (subject to the provisions of the Transitional Services Agreements insofar as the procedures for payment, satisfaction and discharge are concerned) pay, satisfy and discharge the Excluded Liabilities in accordance with their terms and indemnify the Purchaser in respect thereof and against any and all obligations, debts, costs, claims, demands and expenses arising therefrom.

9.   DEBTORS

9.1 At any time after Completion, as and when required by the Purchaser, Quaker shall deliver to the Purchaser or as it may direct the assignments of such Debtors as the Purchaser may request. Quaker shall be entitled to deliver from time to time in its discretion and with the consent of the Purchaser (such consent not to be unreasonably withheld) assignments of such Debtors to the Purchaser or as it may direct as Quaker may require.

9.2 Notwithstanding clause 9.1, Quaker undertakes to hold on trust for the benefit of the Purchaser any Debtors received by it and pay the share to the Purchaser as soon as is reasonably practicable after the receipt thereof.

10.  CONTRACTS

10.1 If any of the Contracts or the Shared Contracts cannot be transferred to the relevant Members of the Purchaser's Group at Completion without the consent of a third party, Quaker shall procure that the relevant Asset Vendor and the Purchaser shall procure that the relevant Member of the Purchaser's Group shall use its respective reasonable endeavours to obtain such consent.

10.2 In any case where the consent referred to in Clause 10.1 is refused or otherwise not obtained and until it is obtained or where any of the Contracts or the Shared Contracts are incapable of transfer by assignment or by other means to the Purchaser's Group:

(a) Quaker shall procure that the relevant Asset Vendor shall hold the Contracts and the Shared Contracts and any monies, goods or other benefits received thereunder as agent of and trustee for the relevant Member of the Purchaser's Group and shall as soon as reasonably practicable following receipt of the share account for and pay or deliver to such Member such monies, goods and other benefits;

(b) the Purchaser shall procure that the relevant Member of the Purchaser's Group shall perform the Contracts and Shared Contracts in accordance with their terms and conditions as sub-contractor to the relevant Asset Vendor provided that sub-contracting is permissible under the terms of the Contract or Shared Contract in question and, where sub-contracting is not permissible, the Purchaser shall procure that the relevant Member of the Purchaser's Group shall perform the Contracts and the Shared Contracts in accordance with their terms and conditions as agent for the relevant Asset Vendor and, in each case, the Purchaser shall indemnify and keep indemnified the relevant Asset Vendor against all reasonable costs, claims and damages in respect thereof. If such Contract or Shared Contract does not permit sub-contracting or agency the parties will make such other arrangements between themselves as may be permissible to implement as far as possible the effective transfer of the benefit and burden of the Contract or Shared Contract to the relevant Member of the Purchaser's Group; and

(c) Quaker shall procure that the Asset Vendors shall give all reasonable assistance to the Purchaser's Group at the cost of the Purchaser's Group to enable it to enforce the rights of the Asset Vendors under the Contracts and the Shared Contracts and shall at all times act with regard to the Contracts and the Shared Contracts in accordance with the Purchaser's reasonable instructions from time to time and, in each case, the Purchaser shall indemnify and keep indemnified the relevant Asset Vendor against all reasonable costs, claims and damages in respect thereof.

11.  COMPLETION ACCOUNTS

11.1 The parties shall procure that, following Completion, statements of accounts of the Companies, the Subsidiaries and the Retained Group shall be prepared as follows:

(a) in accordance with Clause 11.3 for the purposes of determining the adjustment (if any) to be made to the Consideration pursuant to Clause 4.1 (the "Adjusted Current Invested Capital Statement"); and

(b)  in accordance with Clause 11.4 for the purposes of:

(i) ascertaining whether the assets and liabilities of the Business and the Retained businesses at Completion are, respectively, Assets or Excluded Assets or Liabilities or Excluded Liabilities; and

(ii) to the extent that any asset or liability relates in part to the business and in part to the Retained Businesses and is not severable, agreeing upon an allocation of such asset or liability between the Business and the Retained Businesses and accordingly agreeing whether such asset is an asset of the Business or the Retained Businesses or such liability is a liability of the Business or the Retained Businesses (the "Completion Statement").

11.2 For the purposes of preparing the Adjusted Current Invested Capital Statement and the Completion Statement:

(a) the parties shall procure that, as soon as practicable following completion, the books of account of the Companies, the Subsidiaries and the Retained Group shall be closed with effect from the Completion Date in accordance with usual month-end procedures heretofore conducted by such companies; and

(b) as near as practicable to Completion, Quaker shall procure that a physical stock-take of the stock of the Business and the Retained Business is made.

11.3.1 As soon as practicable after Completion and in any event not later than 30 days after the Completion Date, the Purchaser shall (save in relation to the Business of Quaker Italy):

(a) prepare or procure the preparation of the Adjusted Current Invested Capital Statement. The Adjusted Current Invested Capital Statement shall be prepared in accordance with US GAAP and on a basis consistent with that used in the preparation of the Financial Statements, using Standard Allocation Rationale, save that Stock shall be valued on the basis of the physical stock-take at cumulative quarterly average actual cost consistent with practice as at 30 June 1994; and

(b) shall deliver copies of the Adjusted Current Invested Capital Statement to Quaker and the Vendor's Accountants.

11.3.2    Without prejudice to the generality of Clause 11.3.1:

(a)   the  Purchaser  shall  procure that representatives  of  Quaker  and  the
Vendor's Accountants are entitled to access to such financial and other information, including access to staff, as they may reasonably require to examine the accounts and working papers relating to the preparation of the Adjusted Current Invested Capital Statement; and

(b) Quaker shall procure that representatives of the Purchaser and the Purchaser's Accountants are entitled to be present at the stock take referred to in Clause 11.2(b).

11.3.3 Within the 30 days following the delivery of the Adjusted Current Invested Capital Statement to Quaker in accordance with Clause 11.3.1, Quaker shall deliver a notice to the Purchaser either confirming its acceptance of the share or stipulating points of dispute (with reasons attached) (and failure to deliver such notice in accordance with this Clause 11.3.3 shall be deemed conclusive evidence of acceptance by Quaker of the statements delivered by the Purchaser).

11.3.4     If  Quaker  should notify the Purchaser in  accordance  with  Clause
11.3.3 that there are points of dispute, then, in default of agreement with regard to such points within 30 days of the Purchaser's receipt of the notice by Quaker in accordance with Clause 11.3.3, each point remaining in dispute shall be referred for determination by an independent firm of chartered accountants agreed upon by the Purchaser and Quaker or, in the absence of agreement within 45 days after the Purchaser's receipt of the notice by Quaker in accordance with Clause 11.3.3, by such other firm of chartered accountants as is nominated at the request of the Purchaser or Quaker by the President for the time being of the Institute of Chartered Accountants in England and Wales (or his duly appointed deputy).

11.3.5 In making any determination, any such firm of chartered accountants shall act as experts and not as arbitrators and their decision shall, in the absence of manifest error, be final and binding on the parties. The costs of any referral to a firm of chartered accountants under Clause 11.3.4 shall be borne by Quaker and the Purchaser in such proportions as such firm may determine or, in the absence of such determination, in equal shares.

11.3.6 In the event that the Adjusted Current Invested Capital (agreed or determined, as the case may be, as provided above) exceeds US$ 56,200,000 the Purchaser shall pay to Quaker a sum in cash equal to the excess of the Invested Capital over US$53,200,000, to be paid within seven days of the agreement or determination of the Adjusted Current Invested Capital as provided in this Clause 11.3.

11.3.7 In the event that the Adjusted Current Invested Capital (agreed or determined, as the case may be, as provided above) falls short of US$
50,200,000 Quaker shall pay to the Purchaser a sum in cash equal to the shortfall of the Adjusted Current Invested Capital below US$53,200,000, to be paid within seven days of the agreement or determination of the Adjusted Current Invested Capital as provided in this Clause 11.3.

11.3.8 Any payment which may be made pursuant to Clauses 11.3.6 or 11.3.7 shall be made together with interest on such payment, accruing on a daily basis at a rate of 9% per annum from (and including) the Completion Date to (but excluding) the date of payment.

11.3.9 All values for the purposes of Clause 11.3 which are in a currency other than US$ shall be converted into US$ at the relevant rate prevailing at the close of business on the Completion Date.

11.4.1 For the purposes of preparing the Completion Statement, the Purchaser shall, as soon as practicable after Completion and in any event not later than 45 days after the Completion Date (in consultation with Quaker and the Vendor's Accountants to whom the Purchaser shall make available such financial and other information, including access to staff, as they may reasonably require to enable such consultations to take place), prepare or procure the preparation of a statement classifying the assets and liabilities referred to in Clause 11.1(b) above as, respectively, assets of the Business or the Retained Businesses or liabilities of the Business or the Retained Businesses (save in relation to the Business and the Retained Businesses of Quaker Italy) and the Purchaser shall deliver copies of the same to Quaker.

11.4.2    The provisions of Clauses 11.3.2(b), 11.3.3, 11.3.4 and 11.3.5  shall apply mutatis mutandis as if references therein to the Adjusted Current Invested Capital Statement were replaced by references to the Completion Statement.

11.4.3 The parties shall meet as soon as practicable following the date of this Agreement to agree appropriate procedures for equitably completing the process contemplated by this Clause 11.4 recognising both the Purchaser's desire to obtain comfort on the level of working capital in the business and Quaker's desire to ensure that it has an accurate opening balance sheet in relation to the Retained Business.

11.5 In relation to the Business and the Retained Businesses of Quaker Italy, Quaker shall prepare or procure the preparation of the Adjusted Current Invested Capital Statement and the Completion Statement, and the provisions of Clauses 11.3.1 to 11.3.4 and Clause 11.4 shall apply mutatis mutandis as if references to "the Purchaser" and "the Purchaser's Accountant" were replaced by references to "Quaker" and "the Vendor's Accountants" and vice versa.

12.  EMPLOYEES

12.1 Each of the relevant Asset Vendors shall use its reasonable endeavours to retain the services of the Assumed Employees to the intent that their contracts of employment shall continue in force until Completion and then be transferred to the Purchaser's Group under the Regulations (where relevant) and shall comply with all its obligations under the said contracts of employment, under statute and under any agreement with any trade union in relation to the Asset Businesses.

12.2 Quaker shall procure that the Asset Vendors shall discharge, and hereby undertakes to indemnify the Purchaser's Group against, all liabilities, obligations, costs, claims and demands arising from or in aspect of:

(a) the employment or the termination of the employment of any person engaged at any time prior to Completion in the Business who is not an Assumed Employee or an employee of any of the companies or Subsidiaries; and

(b) any of the Assumed Employees (whether for unpaid remuneration, wrongful dismissal, unfair dismissal, loss of office or otherwise) arising from any acts or omissions of the Asset Vendors prior to Completion, save for any matters set out or referred to in the Disclosure Letter, save in either case where such liability, cost, obligation, claim or demand arose as a result of an act or omission made at the Purchaser's request.

12.3  the  Purchaser's Group shall employ the Assumed Employees  with  effect from Completion and shall discharge (and the Purchaser hereby undertakes to indemnify the Asset Vendors against) all liabilities, obligations, costs, claims and demands arising from or in respect of any of the Assumed Employees (whether for unpaid remuneration, wrongful dismissal, unfair dismissal, redundancy, loss of office or any claims arising out of any change in their terms of employment or pension entitlements or otherwise) arising on or after Completion.

12.4 If the contract of employment of any person who is not an Assumed Employee is found or alleged to have effect after completion as if originally made with a member of the Purchaser's Group as a consequence of the sale and purchase of the Asset Businesses under this Agreement, Quaker shall procure that the Asset
Vendors:

(a) in consultation with the Purchaser, will, within seven days of being so requested by the Purchaser, make to that person an offer to writing to employ him under a new contract of employment to take effect upon the termination referred to below; and

(b) the offer to be made will be such that none of the terms and conditions of the new contract will differ materially from the corresponding provision of that person's contract of employment immediately before Completion.

Upon that offer being made (or at any time after the expiry of the seven days if the offer is not made as requested), the Purchaser shall procure that the relevant Member of the Purchaser's Group shall terminate the employment of the person concerned and Quaker shall procure that the Asset Vendors shall indemnify the Purchaser against all costs, liabilities, charges and expenses arising out of or in connection with the employment of such person after Completion until such termination and against such termination.

12.5 Without prejudice to Clause 12.3 if the contract of employment of an Assumed Employee is found or alleged not to have effect after Completion as if originally made with a Member of the Purchaser's Group as a consequence of the sale and purchase of the Asset Businesses under this Agreement (otherwise than pursuant to Regulations 5(4A) of the United Kingdom Transfer of Undertakings (Protection of employment Regulations 1981 or equivalent) the Purchaser agrees that it will, and will procure that any relevant Member of the Purchaser's Group will:

(a) in consultation with Quaker or the relevant Asset Vendor within 7 days of being so requested by Quaker, make to that person an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and

(b) the offer to be made will be such that none of the terms and conditions of the new contract will differ materially from the corresponding provision of that person's contract of employment immediately before Completion.

Upon that offer being made (or at any time after the expiry of the seven days if the offer is not made as requested) Quaker shall procure that the relevant Asset Vendor shall terminate the employment of the person concerned and the Purchaser shall pay Quaker such amount as would indemnify Quaker or the relevant Asset Vendor against all costs, liabilities, charges and expenses arising out of or in connection with the employment of that individual after Completion until such termination and such termination.

12.6 Quaker and the Purchaser shall procure (insofar as each is able) that:

(a) in respect of the sale of that part of the Business in the Netherlands carried on by Quaker Oats B.V., all applicable requirements regarding (i) consultation with the relevant Works Council and (ii) notification of the relevant trade union representatives, as set forth in (i) the Works Council Act ("Wet op de Ondernemingsraden") and (ii) the SER Merger Code ("Ser Fusie Gedragsregels" 1975, as amended) respectively, together with requirements under any applicable collective labour agreement, will be duly compiled with;

(b) in relation to any other jurisdiction in which Assumed Employees are employed, appropriate consultation procedures with employees and employee representatives are carried out; and

(c) in relation to any employees of the Companies and the Subsidiaries, the parties shall conduct reasonable consultation procedures with employees and employee representatives in relation to the sale and purchase of such Companies and Subsidiaries.

12.7 The Purchaser undertakes that, in the event of the contract of employment of any Assumed Employee or any employee of the companies or the Subsidiaries being terminated by reason of redundancy in the 15 months following the Completion Date, such termination shall be on terms which are no less favourable than the terms offered under the Vendors" redundancy policy in force at the date hereof, as disclosed in the Disclosure Letter.

13.  WARRANTIES

13.1  Quaker  warrants to the Purchaser in the terms of the Warranties  at  the date  hereof  (and  in respect only of the Warranties set  out  in  Part  F  of
Schedule 3 insofar as they relate to trade-marks of the Business on the Completion Date) so that the remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion and acknowledges that none of the Companies nor the Subsidiaries nor any of their employees, agents or officers has given any such warranties, representations, consents, undertakings, indemnities or other statements.

13.2 Quaker acknowledges that the Purchaser has entered into this Agreement in reliance upon each of the Warranties. Save in the case of any fraudulent misrepresentation, the Purchaser agrees that the Purchaser will have no remedy against Quaker, and Quaker shall not have any liability of whatsoever nature to the Purchaser, in respect of any statement of fact or opinion whatsoever, including any untrue or misleading statement, warranty or representation, express or implied, made to the Purchaser or its agents, officers or employees upon which the Purchaser relied or may have relied in entering into this agreement and that the Purchaser's sole remedy (save in the case of any fraudulent misrepresentation) is for breach of contract in respect of the warranties, undertakings, covenants or indemnities expressly set out in this Agreement and the Deed of Tax Indemnity subject to the limitations contained in this Agreement and the Deed of Tax Indemnity.

13.3 Each of the Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties.

13.4 Quaker shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out such reasonable details of the relevant claim as are then available (including the grounds on which such claim is based and the amount claimed to be payable in respect thereof) shall have been served upon Quaker by the Purchaser:

(a) in the case of a claim under the Warranties (other than the Environmental Warranties and the Warranties relating to Tax), by not later than 5 p.m. on 30th September 1996 or, if completion is effected after 30th June 1995, 30th September 1997;

(b) in the case of a claim under the Warranties relating to Tax, by not later than 5 p.m. on the expiry of the tax limitation period in the relevant jurisdiction; and

(c) in the case of a claim under the Environmental Warranties, by not later than 5 p.m. on the third anniversary of the Completion Date,

and in each case, either:

(A) the amount payable in aspect of the relevant claim has been agreed by Quaker within twelve months of the date of such written notice; or

(B) legal proceedings have been instituted in respect of such claim by the due service of process on Quaker within twelve months of the later of:

(i)  the date of such written notice; and

(ii) in the event that Quaker shall make a request pursuant to paragraph (a) of Clause 13.10.2 in respect thereof, the date on which judgment is given by a court of competent jurisdiction or the date settlement is reached (with the consent of Quaker) in respect of such proceedings or the date on which Quaker and the Purchaser agree that proceedings or other action against any third party shall be abandoned.

13.5  Quaker  shall  be under no liability in respect of any  claim  under  the
Warranties:

(a) where the liability of Quaker in respect of that claim would (but for this paragraph) have been less than US$150,000; and

(b) unless and until the liability in respect of that claim (not being a claim for which liability is excluded under paragraph (a) above) when aggregated with the liability of Quaker in respect of all other such claims shall exceed US$5,000,000, in which event the Purchaser shall be entitled to claim the whole amount.

13.6 the aggregate liability of Quaker in respect of all such claims under the Warranties and the Deed of Tax Indemnity shall not in any circumstances exceed US$500,000,000.

13.7 Quaker shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and uneforceable to the extent that the facts or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter or otherwise dealt with or stated to be exceptions under the terms of this Agreement.

13.8 No liability shall attach to Quaker in respect of any claim under the Warranties to the extent that:

(a) the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of any member of the Wider Purchaser's Group otherwise than in the ordinary course of the business of the Business as at present carried on or pursuant to an existing obligation of the Business;

(b) the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the share is finally adjudicated provided that the period of twelve months referred to in Clauses 13.4(A) and (B) shall not commence until such liability has ceased to be contingent;

(c) provision or reserve in respect of the matter giving rise to the claim shall have been made in the Adjusted Current Investment Capital Statement;

(d) the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

(i) any change in the accounting principles or practices of the Wider Purchaser's Group introduced or having effect after the date of this Agreement; or

(ii) any increase in the rates of Tax made after the Completion Date and having retrospective effect; or

(iii) any change in law or regulation or in its interpretation or administration by a court of competent jurisdiction, or the change of published practice of any competent Tax Authority in any such case with retrospective effect;

(e) the loss or damage giving rise to the claim is recoverable by the Wider Purchaser's Group under any policy of insurance or would have been so recoverable but for any change in the terms of insurance since the date of this Agreement; or

(f) the claim relates to a claim or liability for Tax and would not have arisen but for any winding-up or cessation after Completion of any business or trade carried on by the Wider Purchaser's Group.

13.9 In assessing any liabilities, damages or other amounts recoverable by the Purchaser as a result of any claim under the Warranties there shall be taken into account any benefit accruing to the Wider Purchaser's Group including, without prejudice to the generality of the foregoing, any amount of any relief from Tax obtained or obtainable by the Wider Purchaser's Group and any amount by which any Tax for which the Wider Purchaser's Group is liable to be assessed or accountable is reduced or extinguished, arising directly or indirectly in consequence of the matter which gives to rise such claim.

13.10.1   This Clause 13.10 shall apply in circumstances where:

(a) any claim is made against the Wider Purchaser's Group which may give rise to a claim by the Purchaser under the Warranties; or

(b) the Wider Purchaser's Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or may have a claim under the Warranties; or

(c) Quaker shall have paid to the Purchaser an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Wider Purchaser's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

13.10.2 The Purchaser shall, and shall procure that the Wider Purchaser's Group shall:

(a) subject to the Wider Purchaser's Group being indemnified to the reasonable satisfaction of the Purchaser by Quaker against all reasonable costs and expenses which may properly be incurred by reason of such action, promptly and diligently take all such action as Quaker may reasonably request (including the institution of proceedings and the instruction of professional advisers approved by Quaker (such approval not to be unreasonably withheld or delayed) to act on behalf of the Wider Purchaser's Group) to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Wider Purchaser's Group as is referred to in paragraph (a) of Clause 13.10.1 or to make such recovery by the Wider Purchaser's Group as is referred to in paragraph (b) or (c) of clause 13.10.1, as the case may be, in accordance with the instructions of Quaker to the intent that such action shall be delegated entirely to Quaker; and

(b) not settle or compromise any liability or claim to which any such action is referable without the prior written consent of Quaker which consent shall not be unreasonably withheld or delayed; and

(c) in the circumstances mentioned in paragraph (c) of Clause 13.10.1, promptly repay to Quaker an amount equal to the amount so recovered (save to the extent that the sum paid by Quaker pursuant to Clause 13.10.1 (c) has been reduced by the prospects of such recovery) (less reasonable costs of recovery, if any) or, if lower, the amount paid by Quaker to the Purchaser, provided that nothing in this Clause 13.10 shall oblige the relevant Member of the Wider Purchaser's Group to do anything which would itself reasonably have a material adverse effect on that Member.

13.10.3 In the event of circumstances arising which could give rise to a claim under either the Warranties or the Deed of Tax Indemnity the provisions of Clause 7 of the Deed of Tax Indemnity shall prevail over the provisions of Clause 13.11 of this Agreement.

13.11 The Purchaser shall:

(a) promptly, and in any event within the period of 30 days following the Wider Purchaser's Group becoming aware of such matter, inform Quaker in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Wider Purchaser's Group whereby it appears that Quaker is or may be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Wider Purchaser's Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by Quaker in respect of such a claim;

(b) procure that, if such matter is remediable, Quaker shall be given an opportunity to remedy to the reasonable satisfaction of the Purchaser such matter or event within the period of 30 days following the date of service of such notice;

(c) thereafter, at Quaker's expense, take such steps as Quaker may reasonably request and keep Quaker fully informed of all developments in relation thereto; and

(d) provide, at Quaker's expense, all such information and documentation (no matter how it is recorded or stored) as Quaker shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Wider Purchaser's Group under Clause 13.10.

13.12 To the extent that the facts or circumstances giving rise to a claim under the Deed of Tax Indemnity also give rise to a claim under the Warranties claims under the Deed of Tax indemnity shall be made in priority to claims under the Warranties.

13.13. No payment in respect of any claim for Tax under the Warranties shall become payable:

(a) in the case of a claim for Tax involving an actual payment of Tax or the loss or set off of a relief against Tax, prior to the date on which a payment of Tax becomes finally due and payable under or in consequence of the claim for Tax in question; or

(b) in the case of a claim for Tax involving the loss of or reduction of a right to repayment of Tax, prior to the day on which any repayment or increased repayment of Tax which, but for such claim for Tax would have been available, would have been due.

13.14 The Warranties shall remain in full force and effect after Completion but, save in the event of a fraudulent misrepresentation by the Vendors inducing the Purchaser's Group to enter into this Agreement, the Purchaser shall have no right to rescind or terminate this Agreement after Completion (whether for breach of any of the Warranties or under the provisions of the Misrepesentation Act 1967 or for any other reason whatsoever) and the Purchaser's sole remedy (save as aforesaid) in respect of a claim under the Warranties shall be against Quaker in damages subject to the limitations contained in this Agreement.

13.15 In the event that Quaker at any time after the date hereof shall wish to take out insurance against any of Quaker's liabilities hereunder or under the Deed of Tax Indemnity, the Purchaser shall, at Quaker's expense, provide such information as the prospective insurer may reasonably require before effecting such insurance.

13.16 The Purchaser warrants that it has no knowledge (being, for this purpose, the knowledge of Messrs Harris, Martyn, Baxendale, Waterlow, Gandy, Robson and Clotheir) of any circumstance which gives rise to a claim under the Warranties or the Deed of Tax Indemnity.

13.17 The Purchaser shall take or procure the taking of all such steps and action as the Purchaser may reasonably consider necessary or (subject to being indemnified against all reasonable costs and expenses which may properly be incurred) as Quaker may require in order to mitigate any claim under the Warranties and shall act in accordance with such request.

13.18 Quaker undertakes:

13.18.1 to disclose in writing to the Purchaser anything which constitutes a material breach of any of the Warranties as soon as practicable after it comes to its notice at any time prior to Completion; and

13.18.2 that if any claim is made against it in connection with the sale of the Shares or the Assets to the Purchaser's Group it will not make any claim against any Company or Subsidiary or any Assumed Employee or any employee of any Company or Subsidiary on whom it may have relied before agreeing to any terms of this Agreement or any other document referred to in it or authorising any statement in the Disclosure Letter.

13.19 Any payment made pursuant to the Warranties or the Deed of Tax Indemnity by Quaker shall be deemed to be an adjustment to the purchase price.

13.20  The exclusions and limitations on Quaker's liability in Clauses 13.4  to
13.6 shall not apply in the case of any fraudulent misrepresentation made by Quaker or its agent(s) or otherwise insofar as the action is based upon the fraud of Quaker or its agent(s) (and for these purposes "fraud" includes the deliberate concealment from the Purchaser (to be construed by reference to s32(2) of the Limitation Act 1980) of any fact relevant to the Purchaser's right of action against Quaker) save insofar as they satisfy the requirement of reasonableness as stated in the Unfair Contract Terms Act 1977 or, in the case of Clause 13.4, would satisfy the requirement of reasonableness were references to periods of time to be construed as running from the discovery by the Purchaser of the fraud or concealment (as the case may be), in which event such references shall be so construed. References above to the Purchaser include references to any permitted assignee of the Purchaser.

14.   PURCHASER'S UNDERTAKINGS AND WARRANTIES

14.1 The Purchaser shall procure that as soon as reasonably practicable following, and in any event within six months of, Completion there is deleted (whether by over-marking or otherwise) from all printed material of whatsoever nature used by the Business all references to the names "Quaker", "OTA" or "Chiari & Forti" or any colourable imitation thereof or any logo primarily associated with such names.

14.2 If any Stocks or other materials are supplied including promotion material to any member of the Wider Purchaser's Group under this Agreement bearing any name or mark of the vendor's Group or any other person, such member is authorised by Quaker to sell or otherwise dispose of those Stocks or to use that material until the earlier of (i) the expiration of six months following Completion and (ii) the date on which those Stocks or materials are exhausted.

14.3 The Purchaser undertakes to Quaker (for itself and as trustee for each member of the Vendor's Group) to indemnify and hold each member of the Vendor's Group harmless against all losses, damages, costs, actions, proceedings, claims, demands and expenses arising from the use by any member of the Wider Purchaser's Group after completion of such names or logos or marks as are referred to in Clause 14.1.

14.4 The Purchaser undertakes to Quaker to procure that the relevant members of the Wider Purchaser's Group shall (at the cost of Quaker) provide the Vendors such assistance as is reasonably necessary for the Vendors to prepare any quarterly or annual financial statements for any period commencing prior to Completion.

14.5  The Purchaser warrants to Quaker in the following terms:

14.5.1 the Purchaser is duly organised subsisting in its country of organisation and has full corporate power to enter into this Agreement and to perform the obligations incurred by it and has taken all necessary corporate action to authorise the entry into and performance of its obligations under this Agreement;

14.5.2 this Agreement constitutes and the other documents executed by the Purchaser which are to be delivered at Completion will, when executed, constitute binding obligations of the Purchaser in accordance with their respective terms; and

14.5.3 the execution and delivery of this Agreement, and the performance by the Purchaser of its obligations under it, will not (save as contemplated by Clause 3):

(a) result in a breach of any provision of its constitutional documents which breach would materially affect the performance by the Purchaser of its obligations under this Agreement; or

(b) result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; or

(c)   require the consent of its shareholders.

15.   PENSIONS

The provisions of Schedule 6 shall have effect in relation to the pension schemes of the Companies and the Subsidiaries and the pension schemes of the Asset Vendors relating to the Assumed Employees.

16.   VALUE ADDED TAX

16.1 In this Agreement save as otherwise provided the amount of any payment or the value of any supply (including the value of any supply referred to in calculation of any sum due under this Agreement) is expressed exclusive of Value Added Tax and where any such payment or taxable supply is made or deemed to be made pursuant to this Agreement the amount of any Value Added Tax properly chargeable thereon shall be paid forthwith upon the issue of a proper tax invoice therefor in addition to the payment or where no payment is otherwise due under this Agreement by the person to whom the said invoice is addressed or to whom it refers as the payer. Provided that the Purchaser shall not be obliged to pay such additional amount earlier than two business days before the relevant Vendor is obliged to account to the relevant Tax Authority.

16.2 Without prejudice to the provisions of the preceding sub-clause the parties to this Agreement shall use all reasonable and proper endeavours to ensure that any available relief from a charge of Value Added Tax including in particular any relief in respect of the transfer of the assets of a business or part of a business (whether or not as a going concern) is applied in respect of any supply of goods or services made pursuant to this Agreement.

16.3 The Vendor (with the consent of or in co-operation with the Purchaser where required) shall make a request for any records or documents maintained by the Vendor or any other person on behalf of the Vendor in respect of the Business which would otherwise be required to be transferred into the keeping of the Purchaser to be retained by the Vendor or any other person on behalf of the Vendor to be and the Vendor hereby undertakes to preserve or procure the perseverance of such records for such period as may be required by law and to permit the relevant tax authority and the Purchaser or its authorised agent reasonable access to them at the request of the Purchaser or procure that the Purchaser or its authorised agent is afforded such access.

16.4 Where payment is required to be made under this Agreement to reimburse or indemnify the payee for any cost or expense that payment shall be for an amount to include any Value Added Tax borne on such cost or expense which the payee is unable to recover as a credit or repayment of input tax.

16.5 The Purchaser and the Vendor hereby agree that they will use reasonable endeavours to mitigate any adverse cash flow consequences arising for either party in consequence of any election to charge German VAT being made, by any Vendor (including the making of any set-off between tax payable and tax recoverable).

17.   ANNOUNCEMENTS

Neither the making of this Agreement nor its terms shall be disclosed by any party without the prior consent of the other party (such consent not to be unreasonably withheld or delayed) unless disclosure is required by law or by any regulatory authority including without limitation any taxation authority and any recognised stock exchange and disclosure shall then only be made:

(a) so far as practicable after prior consultation with the other parties as to the terms of such disclosure; and

(b) only to the person or persons and in the manner required by law or such regulatory authority or as otherwise agreed between the parties.

18.   COST

18.1 Save as expressly otherwise provided in this Agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

18.2 All excise, registration, stamp, transfer and similar taxes, levies, charges and fees in connection with this Agreement and the transactions contemplated by it shall be borne and paid by the Purchaser. Where any such taxes, charges or fees are payable at Completion, or to enable the notarisation of documents at Completion, the parties shall procure the appropriate valuations are prepared and, if necessary, the Purchaser shall pay such taxes, fees or charges immediately prior to Completion. If requested by the Purchaser, Quaker shall (subject to its being indemnified against all costs, expenses, liabilities, losses, damages or penalties in connection therewith) give such reasonable assistance as the Purchaser may request to minimise such items. Notarial fees shall be borne equally by the parties.

19.   ASSIGNMENT

19.1 Save as otherwise expressly provided in this Agreement, this Agreement and all rights and benefits hereunder are personal to the parties and may not be assigned at law or in equity without the prior written consent of the other party.

19.2 The rights or benefits of the Purchaser under this Agreement, including without limitation the Warranties and the covenants in Clause 13, may be assigned (together with any cause of action arising in connection with any of them), in whole or in part, to any Member of the Wilder Purchaser's Group in which the relevant Assets or Shares shall be vested.

19.3 The rights or benefits of Quaker under this Agreement may be assigned, in whole or in part, to any Member of the Vendor's Group.

20.   EFFECT OF COMPLETION

The terms of this Agreement shall insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement continue in force after and notwithstanding Completion.

21.   ACTION AFTER COMPLETION

21.1 On or as soon as possible after Completion, Quaker shall assist or join with the Purchaser in sending out a notice in such form as may be agreed to all of the Business" suppliers and customers and other business contacts in respect of the Business informing them of the transfer of the Business.

21.2 All notices, correspondence, information, orders or inquiries relating to the Business which are received by any member of the Vendor's Group on or after Completion shall as soon as reasonably practicable be passed to the Purchaser.

21.3 All moneys or other items belonging to the Purchaser which are received by any member of the Vendor's Group on or after Completion in connection with the Business or any of the Assets shall as soon as reasonably practicable be paid or passed to the Purchaser.

21.4 Quaker shall (at its own expense) procure that the names of each member of the Vendor's Group in the Restricted Territory the name of which includes the words "Felix", "Bonzo", "Fido" or "Latz" will be changed within 28 days after Completion so as not to include those words, and that each such member will from time to time after Completion upon the request of the Purchaser give any consent or confirmation (to the extent it is within its power) necessary for the adoption by the Purchaser or any person connected with it of any name incorporating those words.

21.5 The parties shall consult with a view to a joint communication to customers and suppliers and other business contacts of the Business, to be issued after the date hereof.

22.   PROVISION OF BUSINESS INFORMATION

Quaker  shall  procure that, for a period of seven years  from  the  Completion
Date, any member of the Purchaser's Group, their auditor, agents or representatives shall have such reasonable access to the relevant accounting and other records of the Asset Vendors upon reasonable notice and in normal working hours at the Purchaser's expense, and shall have the right to take copies of the share, as such member of the Purchaser's Group shall reasonably require.

23.   CONFIDENTIALITY

23.1 Subject to Clause 23.2, each party shall (and Quaker shall procure that the Vendor's Group shall, and the Purchaser shall procure that the Wilder Purchaser's Group shall) treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)  the provisions of this Agreement;

(b)  the negotiations relating to this Agreement; or

(c) the affairs of the Vendor's Group or the Wilder Purchaser's Group as the case may be.

23.2    Either  party  may  disclose  information  which  would  otherwise   be
confidential if and to the extent:

(a)  required by the law of any relevant jurisdiction;

(b)  required by existing contractual obligations;

(c) required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange and the New York Stock Exchange, whether or not the requirements for information has the force of law;

(d)  required to vest the full benefit of this Agreement in either party;

(e) the information has come into the public domain through no fault of that party;

(f) the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed; or

(g) reasonably necessary to be disclosed to a proposing purchaser of other businesses of the Vendors in the context of such purchase.

PROVIDED THAT (i) any such information disclosed pursuant to paragraphs (a)-(c) or (g) shall be disclosed only after consultation (if practicable) with the other party (but, in the case of (g), not as to the identity of the recipient of such information) and (ii) any information may be disclosed to the professional advisers, auditors and bankers of each party.

23.3 The restrictions contained in this Clause shall continue to apply after the Completion of the sale and purchase of the Shares and Assets under this Agreement without limit in time.

24.   ENTIRE AGREEMENT

This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties in connection with the subject matter of this Agreement.

25.   WAIVER AMENDMENT

25.1 No waiver of any term, provision or condition of this Agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving party.

25.2 No omission or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with an not exclusive of any rights or remedies provided by law.

25.3 No variation to this Agreement shall be effective unless made in writing and signed by each of the parties.

26.   FURTHER ASSURANCES AND ACCESS

26.1 At any time after Completion Quaker shall procure that the Vendors shall execute all such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting in the Purchaser's Group the full legal and beneficial title to the Assets and the Shares and giving to the Purchaser's Group the full benefit of this Agreement.

26.2 The Purchaser shall procure that, for a period of seven years from the Completion Date, any member of the Vendor's Group, their auditors, agents or representatives shall have such reasonable access to the relevant accounting and other records of the Business relating to the period prior to Completion upon reasonable notice and in normal working hours at the Vendor's expense, and shall have the right to take copies of the share, as such member of the Vendor's Group shall reasonably require.

26.3 Quaker will procure that, and the Purchaser acknowledges Quaker will procure that, prior to Completion, certain Companies or Subsidiaries will have entered into agreements ("Transfer Agreements") with certain other members of the Vendor's Group (particulars of which have been disclosed in writing to the Purchaser) for the sale by such Companies of such of their businesses, and the assets and liabilities of such businesses, as do not relate primarily to the Business ("Transferred Assets"). If the relevant Companies have not at Completion successfully transferred out all Transferred Assets, the Purchaser shall procure that the relevant Companies shall at any time after Completion, at Quaker's expense, execute all such documents and do such acts and things as Quaker may reasonably require for the purpose of vesting in the relevant members of the Vendor's Group the full legal and beneficial title to the Transferred Assets and giving to the relevant members of the Vendor's Group the full benefit of such agreements.

26.4 Each of the parties shall indemnify the other in respect of every liability, loss, damage, cost, charge, fine, penalty and expense (including, without limitation, legal costs and expenses) arising out of any breach (in the case of Quaker) by such purchasers or (in the case of the Purchaser) by such Company or Subsidiary of such Transfer Agreements.

26.5 To the extent that the terms of this Agreement conflicts with the terms of the Transfer Agreements. The terms of this Agreement shall prevail.

27.   NOTICES

Save as specifically otherwise provided in this Agreement, any notice, demand or other communications to be served under this Agreement may be served upon any party only by posting by registered post or delivering the share or sending the share by fax to the relevant party to be served at its address above or fax number given below or at such other address or number as it may from time to time notify in writing to the other parties:

Quaker    The Quaker Oats Company
          fax number: 010 1 312-222-8315
          marked for the attention of
          Vice President, General Corporate Counsel

The Purchaser  Dalgety PLC
          fax number: 0171 493 0892
          marked for the attention of
          The Company Secretary

28.   COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the share instrument.

29.    GOVERNING LAW AND SUBMISSION TO JURISDICTION

29.1 This Agreement and all matters in connection with this Agreement shall be governed by and construed in accordance with English law.

29.2 The parties hereby irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgment against their respective assets.

29.3 Quaker agrees that service of any writ, notice or other document for the purpose of any proceedings in such court shall be duly served upon it if delivered or sent by registered post to Quaker Oats Limited at its registered address from time to time or at such other address within the United Kingdom as it may from time to time notify in writing to the Purchaser (marked for the attention of the Company Secretary).

30.   INVALIDITY

If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.